Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
www.bdo.ca	925 West Georgia Street
Vancouver BC V6C 3L2 Canada

Consent of Independent Registered Public Accounting Firm

Leading Brands Inc.
Vancouver, Canada

We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (No. 333-175241 and No. 333-101555) of Leading Brands Inc. of our report dated May 16, 2013, relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ BDO Canada LLP
Vancouver, Canada

May 16, 2013

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.